As filed with the U.S. Securities and Exchange Commission on July 16, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

SUNOCOCORP LLC

(Exact name of registrant as specified in its charter)

Texas	8111 Westchester Drive, Suite 400 Dallas, Texas 75225 (214) 981-0700	85-0470977
(State or other jurisdiction of incorporation)	(Address, Including Zip Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

SunocoCorp LLC Long-Term Incentive Plan

(Full title of the plan)

Dylan A. Bramhall

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

(214) 981-0700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jackson O’Maley

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by SunocoCorp LLC, a Texas limited liability company (the “Registrant” or “SunocoCorp”) for the purpose of registering certain common units representing limited liability interests in SunocoCorp (the “Common Units”), reserved for issuance under the SunocoCorp LLC Long-Term Incentive Plan (the “Plan”). The maximum number of Common Units reserved and available for issuance under the Plan is 11,000,000 Common Units, subject to certain adjustment as provided under the Plan. The Plan was adopted by the Board of Directors of SunocoCorp Management LLC (“SunocoCorp Manager”) on behalf of SunocoCorp on October 31, 2025.

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the document(s) containing information required by Part I of Form S-8 to the eligible employees as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference herein:

a.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 19, 2026;

b.	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 7, 2026;

c.	our Current Reports on Form 8-K or Form 8-K/A filed on January 16, 2026, April 21, 2026, July 6, 2026 and July 16, 2026 (excluding Items 2.02 and 7.01 therein, as applicable); and

d.

the description of our Common Units contained in our Current Report on Form 8-K filed on November 3, 2025, including any amendments thereto or reports that we may file in the future for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any Current Report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Company Agreement of SunocoCorp (the “SunocoCorp LLCA”), in most circumstances SunocoCorp will indemnify the following persons (the “Indemnitees”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, settlements, penalties, expenses and other amounts arising out of any claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which they are or are threatened to be involved by reason of their status as an Indemnitee and acting or refraining from acting in such capacity:

•	SunocoCorp Manager;

•	any departing manager;

•	any person who is or was an affiliate of the SunocoCorp Manager or any departing manager;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of SunocoCorp or its subsidiaries, any manager of SunocoCorp, any departing manager or any of their respective affiliates;

•

any person who is or was serving at the request of the SunocoCorp Manager, any departing manager or any of their respective affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of any other person that owes a fiduciary duty to SunocoCorp or its subsidiaries;

•	any person who controls the SunocoCorp Manager or any departing manager; and

•	any person designated by the SunocoCorp Manager as an Indemnitee.

Indemnification will not be available to Indemnitees if a court of competent jurisdiction enters a final and non-appealable judgment determining that the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. In addition, SunocoCorp will, to the fullest extent permitted by law, advance the expenses of any Indemnitees, subject to receipt of an undertaking of the Indemnitee to repay such amounts if it is ultimately determined the Indemnitee is not entitled to indemnification.

Any indemnification under the SunocoCorp LLCA will only be out of SunocoCorp’s assets. Unless the SunocoCorp Manager otherwise agrees, in its sole discretion, the SunocoCorp Manager will not be personally liable for, or have any obligation to contribute or loan funds or assets to SunocoCorp to enable it to effectuate, such indemnification. SunocoCorp may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether SunocoCorp would have the power to indemnify the person against liabilities under the SunocoCorp LLCA.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number.	Exhibits

4.1	Certificate of Formation of SunocoCorp LLC, dated as of July 2, 2026 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K12B (File Number 001-42928) filed by the registrant on July 6, 2026).

4.2	Company Agreement of SunocoCorp LLC, dated as of July 6, 2026 (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K12B (File Number 001-42928) filed by the registrant on July 6, 2026).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

10.1	SunocoCorp LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K (File Number 001-42928) filed by the registrant on November 3, 2025).

23.1*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP (SunocoCorp LLC).

23.3*	Consent of Grant Thornton LLP (ET-S Permian Holdings Company LP).

23.4*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 16, 2026.

SUNOCOCORP LLC

By:	SunocoCorp Management LLC, its managing member

By:	/s/ Dylan A. Bramhall
Dylan A. Bramhall
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Dylan A. Bramhall and Joseph Kim, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below as of July 16, 2026.

Name	Title

/s/ Joseph Kim	Director, President and Chief Executive Officer
Joseph Kim	(Principal Executive Officer)

/s/ Dylan A. Bramhall	Chief Financial Officer
Dylan A. Bramhall	(Principal Financial Officer)

/s/ Rick J. Raymer	Vice President, Controller and Principal Accounting Officer
Rick J. Raymer	(Principal Accounting Officer)

/s/ Oscar A. Alvarez	Director
Oscar A. Alvarez

/s/ Bradley C. Barron	Director
Bradley C. Barron

/s/ Richard D. Brannon	Chairman of the Board
Richard D. Brannon

/s/ Michael Jennings	Director
Michael Jennings

/s/ David K. Skidmore	Director
David K. Skidmore

/s/ W. Brett Smith	Director
W. Brett Smith